Exhibit 11(A)

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES

                   Historical Earnings Per Share Computations
                (Thousands of Dollars, except per share amounts)


                                                                  Year Ended
                                                              December 31, 1996
                                                           ---------------------
                                                                           Fully
                                                            Primary      Diluted
                                                           --------     --------

Net earnings available for common stockholders             $100,100     $100,100

Weighted average number of shares of common
 stock outstanding during the period
 exclusive of the following:                                 47,335       47,335

Common stock equivalents:
 Restricted stock                                               236          317
 Non qualified stock options                                  2,107        2,261
                                                           --------     --------

Adjusted weighted average number of share of
 common stock outstanding during the period                  49,678       49,913
                                                           ========     ========

Earnings per share                                         $   2.01     $   2.01
                                                           ========     ========




See Note 2 of the Notes to the Consolidated Financial Statements incorporated by reference herein for explanation of earnings per share calculations.